Exhibit 99.1

K12 Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

Annual Net Income Growth of 37.6 percent, Primarily Driven by Revenue Growth which Exceeded 35 percent

HERNDON, Va.--(BUSINESS WIRE)--September 12, 2012--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the fourth fiscal quarter and full year ended June 30, 2012.

Financial Highlights for the Fourth Quarter of Fiscal Year 2012

  Total revenue increased 32.8 percent year-over-year to $170.4 million.
  EBITDA increased to $17.7 million as compared to $6.3 million in the prior year period.
  Operating income increased to $2.0 million from an operating loss of $6.2 million in the same quarter of the prior year.
  Net income to common and Series A stockholders was $1.8 million as compared to a net loss to common and Series A stockholders of $2.8 million in the same quarter of the prior year.
  Diluted earnings per share increased to $0.05, as compared to diluted loss per share of $(0.08) in the same quarter of the prior year.

Financial Highlights for the Full Fiscal Year 2012

  Total revenue increased 35.6 percent year-over-year to $708.4 million.
  EBITDA increased 29.7 percent year-over-year to $87.0 million.
  Operating income increased 19.8 percent year-over-year to $29.0 million.
  Net income to common and Series A stockholders increased 36.7 percent year-over-year to $17.5 million.
  Diluted earnings per share increased 22.3 percent year-over-year to $0.45.

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., stated, “School is now open for the 2012-13 school year and we welcome all of our students, both new and returning. I also want to thank our outstanding staff and teachers in advance for their dedication to making students’ experiences the best they can be.”

“This past fiscal year was a pivotal one for K12 as we integrated our acquisitions and furthered our infrastructure investments, positioning us well. We are pleased with our many accomplishments in fiscal year 2012. As a company, we achieved net income growth of approximately 37 percent, primarily resulting from revenue growth which exceeded 35 percent, with most of this growth being organic. Our virtual public school business remains strong and grew over 31 percent during fiscal year 2012. At the same time, our Institutional Business revenues grew more than 56 percent, while International and Private Pay Business revenues increased in excess of 80 percent. The increasing acceptance of technology-based learning has enabled us to enter Iowa and New Mexico, where we are managing two new full-time virtual public schools, as well as New Jersey, where the Newark Flex Academy recently opened. Enrollment caps were also raised or eliminated in several states.”

Significant accomplishments of Fiscal Year 2012:

  Total average enrollments for students in Managed Public Schools increased by over 41 percent to 100,686;
  Strategic acquisition of certain assets of Kaplan Virtual Education, which included contracts to serve nine virtual charter schools and private virtual high schools throughout the United States that have been integrated into our existing operations, and which we expect to positively contribute in fiscal year 2013;
  Our substantial investments in infrastructure, including a company-wide enterprise resource planning system, a second data center to add capacity and redundancy to our student facing applications, and an upgrade to our customer relationship management system to improve service levels;
  Our launch of new initiatives, including additional Flex School programs and brick and mortar classroom pilot programs, which position the Company in several adjacent markets that utilize K12 core competencies;
  Our focus on learning efficiency, academic outcomes and remediation so we can better serve the significant number of students who come to K12 behind grade level, including the introduction of our National Math Lab; and
  Our investment of an additional $65 million in curriculum and online learning platforms, a cumulative investment of $305 million since K12 was founded.

Mr. Packard concluded, “Looking ahead to fiscal year 2013, we are pleased by where we are in the enrollment season for the 2012-13 school year and excited to open schools in three new states. We are encouraged by the growth across all our lines of business in fiscal year 2012 as we strive to improve operating efficiencies and scale the business. And, most importantly, we are very excited about our initiatives to improve student outcomes across the continuum of students we serve and to have the privilege of serving so many additional students.”

Financial Results for the Three Months ended June 30, 2012 (Fourth Quarter Fiscal Year 2012)

  Revenues for the fourth quarter of FY 2012 were $170.4 million, an increase of 32.8 percent over the prior year period, primarily as a result of Managed Public Schools growth of 34.0 percent.
  Instructional costs and services expenses for the fourth quarter of FY 2012 were $102.6 million, an increase of $24.5 million or 31.3 percent. This increase was primarily attributable to increases in instructional and administrative costs, materials and computers costs, and amortization of curriculum and online learning systems costs, resulting from an increased number of enrollments year-over-year.
  Selling, administrative and other operating expenses for the fourth quarter of FY 2012 were $61.0 million, an increase of $8.7 million or 16.6 percent. This increase was primarily attributable to an increase in personnel costs related to growth in headcount and increases in legal services, sales distribution expenses, marketing initiatives and depreciation. The rate of growth was reduced partially due to cost savings initiatives. In addition, the prior year comparative period included a higher level of ERP and process improvement charges, and was negatively impacted by the timing and recognition of benefits and compensation expense.
  Product development expenses for the fourth quarter of FY 2012 were $4.8 million, an increase of $0.8 million over the same period in the prior year. The increase was primarily as a result of new development initiatives and on-going maintenance costs to support the implementation of our infrastructure improvements. In addition, the prior year comparative period included ERP and process improvement charges.

  Operating income was $2.0 million for the fourth quarter of FY 2012 as compared to an operating loss of $6.2 million for the same period in the prior year. The prior year period was significantly impacted by systems implementation costs and the effects of transaction related costs.
  EBITDA, a non-GAAP measure (see reconciliation below), for the fourth quarter of FY 2012 was $17.7 million, an increase of $11.5 million over the prior year period. EBITDA was impacted due to the factors described above, including a modest improvement in gross margin and a reduction in the Selling, administrative and other operating expense growth rate. On a comparative basis the prior year EBITDA results were more significantly impacted by ERP and process improvement costs.
  Income tax expense was $0.6 million for the fourth quarter of FY 2012, representing an effective tax rate of 32.0 percent. Income tax benefit for the fourth quarter of FY 2011 was $3.0 million, an effective tax rate of 19.7 percent. The increase in the tax rate was primarily due to improvements in operating income year-over-year and reflects the full year 2012 effective tax rate.
  Net income to common and Series A stockholders was $1.8 million as compared to a net loss of $2.8 million in the prior year due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share was $0.05 for the fourth quarter of FY 2012 as compared to a diluted net loss attributable to common stockholders per share of $(0.08) in the same period in the prior year due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Financial Results for the Fiscal Year ended June 30, 2012

  Total revenue for the 2012 fiscal year (“FY 2012”) was $708.4 million, an increase of 35.6 percent. This increase was primarily due to an increase of $142.1 million in Managed Public Schools revenue, as a result of organic growth of $116.7 million and acquired growth of $25.4 million; an increase of $26.4 million in Institutional Business revenue, partially as a result of the full year effect of acquired businesses, such as The American Education Corporation (“AEC”); and a $17.4 million increase in International and Private Pay revenue, partially as a result of the full year effect of the International School of Berne acquisition.
  Instructional costs and services expenses for FY 2012 were $417.0 million, an increase of $109.9 million or 35.8 percent. The increase was primarily attributable to an increase in instructional and administrative costs of $88.8 million; an increase in materials and computers costs of $16.5 million; and an increase in amortization of curriculum and online learning systems costs of $4.6 million.
  Selling, administrative and other operating expenses for FY 2012 were $236.8 million, an increase of $62.0 million or 35.5 percent. This increase was primarily attributable to an increase of $25.6 million in personnel costs primarily due to growth in headcount related to the number of teachers and enrollment counselors necessary to service the increased number of students. Professional services expenses and marketing and advertising expenses also contributed materially to the increase year-over-year.
  Product development expenses for FY 2012 were $25.6 million, an increase of $9.3 million or 57.1 percent. This increase was primarily attributable to an increase of $7.7 million in professional services expenses and an increase of $4.9 million in personnel costs due to growth in headcount, partially offset by the timing and nature of development projects and related impact to capitalization rates which was lower than historical levels.
  Operating income was $29.0 million for FY 2012, an increase of 19.8 percent, which resulted from increased revenue from our organic and acquisition-related growth offset by the expense incurred integrating recently acquired entities, increased personnel costs from the growth in the number of our employees and operating expenses associated with our infrastructure investments.
  EBITDA, a non-GAAP measure (see reconciliation below), for FY 2012 (see reconciliation below) was $87.0 million, an increase of 29.7 percent as compared to $67.1 million for the prior year due to the factors described above.

  Income tax expense was $11.9 million for FY 2012, representing an effective tax rate of 42.4 percent. Income tax expense for the prior year was $11.3 million, an effective tax rate of 49.3 percent. The decrease in the tax rate is primarily attributable to certain non-deductible transaction expenses in the current period and R&D tax credits that reduced the effective tax rate in the prior year.
  Net income to common and Series A stockholders was $17.5 million for FY 2012, an increase of 36.7 percent due to due to the factors described above.
  Diluted net income attributable to common stockholders per share was $0.45 as compared to $0.37 in the prior year, an increase of 22.3 percent, due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

  As of June 30, 2012, the Company had cash and cash equivalents of $144.7 million, reflecting a decrease of $48.4 million from June 30, 2011.
  Capital expenditures for FY 2012 was $48.6 million and was comprised of:
    $10.4 million for property and equipment, including enterprise software, expanded facilities, and build-out of our second data center;
    $16.1 million for capitalized curriculum; and
    $22.1 million for capitalized software development.
  Capital leases financed additional purchases of $27.1 million for FY 2012, primarily for computers and software for students.

Revenue and Enrollment Data

Revenue by Business Lines

The following table sets forth revenue for the Company’s three lines of business for the periods indicated.

				Growth		Growth
	Year Ended June 30,			2012 / 2011		2011 / 2010
(Dollars in thousands)	2012	2011	2010	Change	Change %	Change	Change %
Managed Public Schools	$596,142	$454,001	$362,766	$142,141	31.3%	$91,235	25.1%
Institutional Business	$73,150	$46,756	$12,665	$26,394	56.5%	$34,091	269.2%
International and Private Pay Business	$39,115	$21,677	$9,039	$17,438	80.4%	$12,638	139.8%
Total Revenue	$708,407	$522,434	$384,470	$185,973	35.6%	$137,964	35.9%

The Company provides products and services primarily to three businesses that share many common attributes, including, curriculum, learning systems, management expertise, logistical systems and marketing. These businesses are: Managed Public Schools (turn-key management services provided to public schools), Institutional Business (educational products and services provided to school districts, public schools and other educational institutions that we do not manage), and International and Private Pay Business (private schools for which the Company charges student tuition and makes direct consumer sales). Since 2010, the Company’s business has evolved significantly, particularly with regard to the Institutional Business and the International and Private Pay Business. As a result, growth data for these two businesses is being presented in a different way this year as explained in further detail below.

With the addition of the AEC and Aventa products to our Institutional Business, our business model and product mix has continued to shift to districts and schools purchasing licenses and services from us on a fixed basis rather than per student, where we host or they host the curriculum. Further, the definition of a “student” continues to evolve. The Institutional Business serves not only full-time students, but also students taking semester-long courses, students who recover credits through concentrated four to eighteen-week programs, students who use the Company’s curricula as a replacement for their traditional textbooks, and teachers who may present the Company’s lessons on an interactive whiteboard as either the core of their instruction or as an engaging supplement to their lectures. Historically, for purposes of comparability to the Managed Public Schools, the Company reported growth in the Institutional Business on the basis of full-time equivalent enrollments (“FTEs”) using a four course conversion factor. As enrollments will continue to be a less meaningful revenue driver for the Institutional Business, the Company has concluded that at this time, revenue is the most relevant metric.

The private schools business has also evolved as the Company has acquired and developed new private school offerings with different structures and price points. This has made comparability to the Company’s Managed Public Schools business more challenging and the use of full-time equivalent metrics no longer as meaningful. As a result, the Company has decided to report performance in the International and Private Pay Business on the basis of the student counts and semester-course enrollments which more accurately reflects the way revenues and expenses occur in the business. Student counts tell us how many individual students are being served at any point in time. As a result of the variation in the number of courses taken by students, we measure the total size of our schools by “semester-course enrollments” (“SCEs”). A semester-long course is counted as a single SCE, and a year-long course is counted as two SCEs. Private school students take courses ranging from a single, semester long course to a full-time, 12 course annual load. For example, a full-time student who takes six courses per semester for two semester accounts for 12 SCEs.

Managed Public Schools

The following table sets forth total average enrollment data for students in Managed Public Schools. These figures exclude enrollments from classroom pilot programs.

				Growth		Growth
	Year Ended June 30,			2012 / 2011		2011 / 2010
	2012	2011	2010	Change	Change %	Change	Change %
Average Student Enrollments	100,686	71,322	56,962	29,364	41.2%	14,360	25.2%

International and Private Pay Business

The following table sets forth total data for students in the International and Private Pay Business. These figures exclude enrollments from consumer programs.

				Growth		Growth
	Year Ended June 30,			2012 / 2011		2011 / 2010
	2012	2011	2010	Change	Change %	Change	Change %
Student Enrollments	29,995	27,009	1,538	2,986	11%	25,471	1,656%
Semester Course Enrollments	82,999	67,381	10,547	15,618	23%	56,834	539%

Fiscal Year 2013 Outlook

Management intends to provide its outlook for fiscal year 2013 the week of October 8, 2012.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of September 12, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its fourth quarter and full year 2012 financial results during a conference call scheduled for Thursday, September 13, 2012 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial (800) 706-7749 (domestic) or (617) 614-3474 at 8:20 a.m. (ET). The participant pass code is 68703532.

A replay of the call will be available starting on September 13, 2012 at 10:30 a.m. ET through September 20, 2012 11:59 p.m. ET, at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 35311434. The replay will also be archived at www.k12.com in the investor relations section for 60 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.’s financial statements for the quarter and year and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.’s Annual Report on Form 10-K for the year ended June 30, 2012, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-K may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.’s website at www.k12.com.

K12 INC.
CONSOLIDATED BALANCE SHEETS

	June 30,
	2012	2011
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$144,652	$193,099
Restricted cash and cash equivalents	1,501	1,501
Accounts receivable, net of allowance of $1,624 and $1,777 at June 30, 2012 and June 30, 2011, respectively	160,922	96,235
Inventories, net	37,853	30,554
Current portion of deferred tax asset	16,140	7,175
Prepaid expenses	11,173	10,424
Other current assets	14,598	9,111
Total current assets	386,839	348,099
Property and equipment, net	55,903	46,625
Capitalized software, net	34,709	24,386
Capitalized curriculum development costs, net	60,345	55,619
Intangible assets, net	36,736	38,291
Goodwill	61,619	55,627
Investment in Web International	10,000	10,000
Deposits and other assets	2,684	3,448
Total assets	$648,835	$582,095
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$23,951	$21,176
Accrued liabilities	13,802	14,126
Accrued compensation and benefits	17,355	13,086
Deferred revenue	25,410	21,907
Current portion of capital lease obligations	15,950	11,914
Current portion of notes payable	1,145	1,443
Total current liabilities	97,613	83,652
Deferred rent, net of current portion	6,974	4,698
Capital lease obligations, net of current portion	15,124	8,552
Notes payable, net of current portion	777	2,299
Deferred tax liability	31,591	9,604
Other long term liabilities	1,908	3,343
Total liabilities	153,987	112,148
Commitments and contingencies	-	-
Redeemable noncontrolling interest	17,200	17,200
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,436,933 and 35,927,452 shares issued and outstanding at June 30, 2012 and June 30, 2011, respectively	4	4
Additional paid-in capital	519,439	512,181
Series A Special Stock, par value $0.0001; 2,750,000 shares issued and outstanding at June 30, 2012 and 2011	63,112	63,112
Accumulated Other Comprehensive Income	100	28
Accumulated deficit	(109,161)	(126,704)
Total K12 Inc. stockholders’ equity	473,494	448,621
Noncontrolling interest	4,154	4,126
Total equity	477,648	452,747
Total liabilities, redeemable noncontrolling interest and equity	$648,835	$582,095

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011

Revenues	$170,402	$128,268	$708,407	$522,434
Cost and expenses
Instructional costs and services	102,588	78,107	416,999	307,111
Selling, administrative, and other operating expenses	60,999	52,324	236,835	174,762
Product development expenses	4,783	4,029	25,593	16,347
Total costs and expenses	168,370	134,460	679,427	498,220
Income from operations	2,032	(6,192)	28,980	24,214
Interest expense, net	(267)	(237)	(989)	(1,207)
Income before income tax expense and noncontrolling interest	1,765	(6,429)	27,991	23,007
Income tax expense	(571)	2,968	(11,882)	(11,342)
Net income - K12, Inc.	1,194	(3,461)	16,109	11,665
Add net income attributable to noncontrolling interest	607	617	1,434	1,127
Net income attributable to common stockholders, including Series A stockholders	$1,801	$(2,844)	$17,543	$12,792
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.05	$(0.08)	$0.46	$0.37
Diluted	$0.05	$(0.08)	$0.45	$0.37
Weighted average shares used in computing per share amounts:
Basic	35,952,162	34,460,563	35,802,678	31,577,758
Diluted	35,973,316	34,460,563	35,990,863	32,114,761

K12 INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income	$16,109	$11,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	58,033	42,934
Stock based compensation expense	10,067	9,466
Excess tax benefit from stock based compensation	3,122	(4,954)
Deferred income taxes	10,297	10,978
Provision for doubtful accounts	204	1,472
Provision for inventory obsolescence	1,618	1,060
Provision for (reduction of) student computer shrinkage and obsolescence	1,038	219
Changes in assets and liabilities:
Accounts receivable	(64,270)	(15,810)
Inventories	(8,918)	(4,621)
Prepaid expenses	(784)	363
Other current assets	(5,260)	(1,825)
Deposits and other assets	764	(1,037)
Accounts payable	2,794	2,726
Accrued liabilities	(292)	615
Accrued compensation and benefits	4,275	1,976
Deferred revenue	3,351	6,760
Cash invested in restricted cash	-	1,842
Deferred rent	843	3,384
Net cash provided by operating activities	32,991	67,213
Cash flows from investing activities
Purchase of property, equipment and software development costs	(32,477)	(29,563)
Capitalized curriculum development costs	(16,123)	(18,086)
Purchase of Kaplan	(12,641)	-
Purchase of AEC, net of cash acquired of $3,841	-	(24,543)
Purchase of IS Berne, net of cash acquired of $1,563	-	(839)
Cash advanced for AEC performance escrow	-	(6,825)
Cash returned for AEC performance escrow	-	6,825
Cash paid for investment in Web	-	(10,000)
Net cash used in investing activities	(61,241)	(83,031)
Cash flows provided by (used in) financing activities
Proceeds from issuance of common stock	-	125,619
Repayments on capital lease obligations	(16,600)	(15,135)
Repayments on notes payable	(1,820)	(1,969)
Proceeds from notes payable	-	1,932
Borrowings from line of credit	-	15,000
Repayments under the line of credit	-	(15,000)
Proceeds from exercise of stock options	3,380	13,364
Payment of stock registration expense	(313)	-
Excess tax benefit from stock based compensation	(3,122)	4,954
Repurchase of restricted stock for income tax withholding	(1,292)	(1,627)
Net cash provided by (used in) financing activities	(19,767)	127,138
Effect of foreign exchange rate changes on cash and cash equivalents	(430)	28
Net change in cash and cash equivalents	(48,447)	111,348
Cash and cash equivalents, beginning of year	193,099	81,751
Cash and cash equivalents, end of year	$144,652	$193,099

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and
  on an adjusted basis in determining compliance with the terms of our credit agreement.

The following tables provide a reconciliation of net income to EBITDA.

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Net income	$ 1,801	$ (2,844)	$ 17,543	$ 12,792
Interest expense, net	267	237	989	1,207
Income tax expense (benefit)	571	(2,968)	11,882	11,342
Depreciation and amortization	15,708	12,471	58,033	42,934
Noncontrolling interest	(607)	(617)	(1,434)	(1,127)
EBITDA	$ 17,740	$ 6,279	$ 87,013	$ 67,148

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs for students in kindergarten through high school. Using 21st century tools to prepare 21st century students, K12 provides a new choice for students to learn in a flexible and innovative way, at an individualized pace. K12 provides curriculums and academic services to public and private online schools and districts, traditional classrooms, blended school programs, and directly to families. K12 is accredited through AdvancED, the world's largest education community. Additional information on K12 can be found at www.K12.com.

CONTACT:
K12 Inc.
Investor:
Christi Parker, 703-483-7077
VP, Investor Relations
chparker@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
SVP, Public Affairs
jkwitowski@k12.com